Exhibit 99.2

[Guidance Software, Inc. Company Letterhead]

Barry J. Plaga

[address redacted]

Dear Barry:

We are pleased to offer you the position of Chief Financial Officer, based out of our Pasadena office. You will be reporting to Victor Limongelli, Chief Executive Office.

The principle terms and conditions of our offer are as follows:

Start Date	October 31, 2008

Salary	You will receive a semi-monthly base salary of $13,541.67 ($325,000.00 per year annualized). In addition to your base salary, you will be eligible for participation in the company’s Executive Bonus Incentive Plan (EBIP), which is tied to your overall performance goals. Under the EBIP your target bonus for FY ending December 31, 2008 will be $100,000, with a minimum guarantee of $75,000 for your service during the remainder of FY 2008. Your target bonus for FY 2009 will be $200,000. (performance goals are yet to be determined)

Guidance Software, Inc. pays its employees twice each month on a semi-monthly basis. Therefore, your first paycheck will be delivered to you on November 17, 2008.

Equity	As consideration for joining the company as a key member of the Senior Executive Team, you will be eligible to receive a restricted stock grant of 50,000 shares and a stock option grant of 50,000 shares, subject to the approval of the company’s Board of Directors, as per the terms of the company’s Amended 2004 Equity Incentive Plan. The proposed grant will be submitted for approval at the first regularly scheduled Quarterly Board of Director’s Meeting following your first day of work. Since restricted stock is treated as income once it vests, please be advised that the grant (should it be approved) will have a tax liability at each vesting event. Recognizing that the stock price will fluctuate between your hire date and the four separate dates of vesting, you should also be advised that your tax liability will be directly related to the closing stock price on the date of the vesting event. You may sell vested shares to cover your tax liability during any open window allowed for your insider designation.

Severance	Notwithstanding the At-Will nature of your employment with Guidance Software, Inc., in the event that your employment with the Company is terminated by the Company without cause, subject to your signature on a separation agreement, the Company will pay a lump sum severance totaling (1) one year at your prevailing base salary rate.

Benefits	You will become eligible for medical and dental health benefits on the first of the month following 30 days of employment. You will receive detailed information within two weeks of employment as to specific plans, costs and timelines for enrollment.

401(k)	As a full time employee with Guidance Software, Inc., you will become eligible to participate in the company matched 401(k) Savings Plan on the 1st of the Qtr. following the completion of three months of service with the Company. However, you are eligible to immediately rollover funds from your current eligible plan.

Vacation	As a member of the Senior Executive Team you will earn 15 days of vacation benefit each year of service to the company.

Holiday	There are nine paid holidays, unless Christmas Eve falls on a weekday in which case there are ten. You will also have one floating holiday per year.

Trial Service Period	Your performance will be evaluated after six months.

The terms and conditions of this offer are contingent upon you passing a background check, including employment references.

This offer is also contingent upon you completing an Employment Eligibility Verification Form and providing evidence of your identity and employment eligibility on the date that you are to begin work.

Additionally, you will be required to sign an “At-Will” Employment Agreement Form. Neither this letter nor the at-will employment agreement should be construed as an employment contract. Furthermore, Guidance Software, Inc. reserves the right to revoke this offer of employment at any time, for any or no reason.

If you have any questions regarding this offer, please don’t hesitate to call. We look forward to you joining the Guidance Software Team.

Sincerely,

Sandy Gyenes
VP, Human Resources

cc: Victor Limongelli

If you understand and agree with the terms of our offer as set out above, please indicate acceptance with your signature below.

/s/ Barry Plaga
Barry J. Plaga	Date:	August 5, 2008